                                                                      Exhibit 11

                              BancTEXAS Group Inc.

                 COMPUTATION OF EARNINGS PER SHARE - Unaudited


                                    Three Months             Six Months
                                   ended June 30,          ended June 30,
                               ----------------------   --------------------
                                 1994          1993       1994        1993
                               --------      --------   --------    --------
                                      (In thousands, except per share)
Net income (loss) applicable
  to common shareholders ..... $     43      $    326   $   (147)  $     637
                               ========      ========   ========   =========

Weighted average common and
  common equivalent shares ...   23,596        23,214   $ 23,464   $  23,228
                               ========      ========   ========   =========

PER SHARE
  Net income (loss) applicable
    to common shareholders ... $    -        $    .01   $   (.01)  $     .03
                               ========      ========   ========   =========